[KPMG LETTERHEAD]

Private & Confidential
Securities and Exchange Commission
Washington DC 20549
USA

17 October 2003

Dear Sirs

Danka Business Systems PLC

We are previously engaged as principal accountants to audit the consolidated financial systems of Danka Business Systems PLC as of and for the year ending 31 March 2004. On 10 October 2003, we were notified that Danka Business Systems PLC engaged Ernst & Young LLP as its principal accountant for the year ending 31 March 2004 and that the client-auditor relationship with KPMG Audit Plc will cease upon completion of the review of Danka Business Systems PLC’s consolidated interim financial information as at 30 September 2003 and for the three- and six-month periods then ended. We have read Danka Business Systems PLC’s statements included under Item 4 of its Form 8-K dated 17 October 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Danka Business Systems PLC’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Danka Business Systems PLC’s statement that Ernst & Young LLP were not consulted regarding the application of accounting principles to any specific transactions, either completed or proposed, nor the type of audit opinion that might be rendered on Danka Business Systems PLC’s consolidated financial statements, nor any matter that was either subject of a disagreement or a reportable event.

Yours faithfully

/s/  KPMG Audit PLC

KPMG Audit Plc